                                               Filed Pursuant to Rule 424(b)(5)
                                                              File No. 33-56415

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 2, 1995

                                 $400,000,000

                       [LOGO OF SUPERVALU APPEARS HERE]

                          MEDIUM-TERM NOTES, SERIES B
               DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

                               ----------------

  SUPERVALU INC. (the "Company") may offer from time to time its Medium-Term Notes, Series B, due from 9 months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Company, at an aggregate initial public offering price not to exceed $400,000,000 or its equivalent in another currency or composite currency.
  The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by the Company at the time of offering. The Notes may also be issued with the principal amount thereof payable at maturity or upon redemption or repayment, or the amount of interest payable on an interest payment date, to be determined by reference to an index (e.g., currencies, composite currencies, commodities or financial or non-financial indices), as specified in the applicable Pricing Supplement to this Prospectus Supplement. The specific currency, composite currency or any index, interest rate (if any), issue price and maturity date of any Note will be set forth in a Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency. See "Description of Notes".
                                                       (continued on next page)

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                     PRICE TO         AGENTS'               PROCEEDS TO
                    PUBLIC (1)    COMMISSIONS (2)         COMPANY (2) (3)
                    ----------    ---------------         ---------------
Per Note.........      100%         .125%--.750%          99.875%--99.250%
Total (4)........  $400,000,000 $500,000--$3,000,000 $399,500,000--$397,000,000

--------
(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.
(2) The Company will pay the Agents a commission (or grant a discount) of from .125% to .750%, depending on maturity, of the principal amount of any Notes sold through them as Agents. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of U.S. $500,000 payable by the Company, including $55,000 of estimated expenses of the Agents to be reimbursed by the Company.
(4) Or the equivalent thereof in foreign currencies or currency units.

                               ----------------

Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents as principals at negotiated discounts. The Company reserves the right to sell the Notes directly as principal on its own behalf, in which case no commission will be paid. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any order as a whole or in part. See "Supplemental Plan of Distribution".

GOLDMAN, SACHS & CO.
                     BT SECURITIES CORPORATION
                                          CITICORP SECURITIES, INC.
                                                    J.P. MORGAN SECURITIES INC.


                               ----------------

          The date of this Prospectus Supplement is October 2, 1995.

(continued from previous page)

  Unless otherwise specified in the applicable Pricing Supplement, the Notes, except Zero Coupon Notes, will bear interest at a fixed rate or rates or at a floating rate determined by reference to one or more of the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate, the CMT Rate or such other interest rate formula as set forth in the applicable Pricing Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Notes. Interest rates and interest rate formulas are subject to change by the Company, but no such change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each February 1 and August 1 and at maturity or upon any earlier redemption or repayment dates. Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Zero Coupon Notes will not bear interest. The Notes may be offered with provisions for renewal, extension or the reset of interest rates, as indicated therein and in the applicable Pricing Supplement. The Notes may be sold with original issuance discount and may provide for amortization as indicated therein and in the applicable Pricing Supplement. See "Description of Notes".

  Unless a Redemption Commencement Date or a Repayment Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date or a Repayment Date is so specified, the Notes will be redeemable at the option of the Company, or repayable at the option of the Holder, or both (as specified therein) at any time after such date (or for a limited period) as described herein.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in either global or definitive form in denominations of $100,000 and integral multiples of $1,000 in excess thereof, or the approximate equivalent thereof in the Specified Currency as specified in the applicable Pricing Supplement. A global Note representing Book-Entry Notes will be registered in the name of The Depository Trust Company or its nominee, which will act as Depositary (the "Depositary"). Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described herein under "Description of Notes--Book-Entry System," owners of beneficial interests in a global Note will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no global Note will be exchangeable except for another global Note of like denomination and terms to be registered in the name of the Depositary or its nominee. See "Description of Notes".

  IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS IN THE NOTES WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN ANY OVER-THE-COUNTER MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             DESCRIPTION OF NOTES

GENERAL

  The following description of the particular terms of the Company's Medium-Term Notes, Series B, due from 9 months to 30 years from the date of issue (the "Notes") offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Unless different terms or additional terms are specified in the applicable pricing supplement to this Prospectus Supplement (the "Pricing Supplement"), the Notes will have the terms described below. References to interest payments and interest-related information do not apply to Zero Coupon Notes (as defined below).

  The Notes will be issued pursuant to the Indenture dated as of July 1, 1987, as supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental Indenture dated as of October 1, 1992 and the Third Supplemental Indenture dated as of September 1, 1995 (as so supplemented, the "Indenture") between the Company and Bankers Trust Company, as Trustee (the "Trustee"). The Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Notes constitute a separate series for purposes of the Indenture. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. The Notes constitute a single series for purposes of the Indenture and are limited in amount as set forth on the cover page hereof, less an amount equal to the aggregate proceeds to the Company from the sale of any other Debt Securities (as defined in the Prospectus) issued from time to time. The foregoing limit, however, may be increased by the Company if in the future it determines that it may wish to sell additional Notes. For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

  Unless previously redeemed or repaid, a Note will mature on the date ("Stated Maturity") from 9 months to 30 years from its date of issue that is specified on the face thereof and in the applicable Pricing Supplement.

  Each Note will be denominated in a currency or composite currency ("Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement, which may include U.S. dollars, Australian dollars, New Zealand dollars, Canadian dollars, Danish kroner, Italian lire, European Currency Units ("ECUs") or any other currency set forth in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for them by delivery of the requisite amount of the Specified Currency to an Agent, unless other arrangements have been made. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency; provided that, at the election of the Holder thereof and in certain circumstances at the option of the Company, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Payment of Principal and Interest".

  Each Note will be represented by either a global security (a "Global Security") registered in the name of The Depository Trust Company or its nominee, which will act as depositary (the "Depositary") and deposited with the Trustee as custodian for the Depositary (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note") or a certificate issued in definitive registered form, without coupons (a "Certificated Note"), as set forth in the applicable Pricing

Supplement. Except as set forth under "Book-Entry System" below, Book-Entry Notes will not be issuable in certificated form. So long as the Depositary or its nominee, as the case may be, is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture and the Book-Entry Notes. It is currently contemplated that only Notes that have a Specified Currency of U.S. dollars will be issued as Book-Entry Notes. See "Book-Entry System" below.

  Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of any Note denominated in U.S. dollars will be $100,000 and integral multiples of $1,000 in excess thereof.The authorized denominations of any Note denominated in other than U.S. dollars will be the amount of the Specified Currency for such Note equivalent, at the noon buying rate for cable transfers in The City of New York for such Specified Currency (the "Exchange Rate") on the first Business Day next preceding the date on which the Company accepts the offer to purchase such Note, to U.S. $100,000 (rounded down to an integral multiple of 1,000 units of such Specified Currency) and any greater amount that is an integral multiple of 1,000 units of such Specified Currency.

  Notes will be sold in individual issues of Notes having such interest rate or interest rate formula, if any, Stated Maturity and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company. Unless otherwise indicated in the applicable Pricing Supplement, each Note, except any Zero Coupon Note (as defined below), will bear interest at either (i) a fixed rate (a "Fixed Rate Note"), which may be zero in the case of Notes issued at a discount from the principal amount payable at maturity thereof (a "Zero Coupon Note") or (ii) a floating rate (a "Floating Rate Note") determined by reference to one or more of the interest rate formulas which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (each term as defined in "Floating Rate Notes" below).

  Notes may be issued from time to time as Original Issue Discount Notes. "Original Issue Discount Notes" are Notes, including any Zero Coupon Note, which are issued at a price lower than the principal amount thereof and which provide that upon redemption, repayment or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption, repayment or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption, repayment or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a Note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption, repayment or acceleration of maturity of such Note. See "United States Taxation--Original Issue Discount" below.

  Notes may be issued from time to time as Indexed Notes. "Indexed Notes" are Notes issued with the principal amount payable at maturity or upon redemption or repayment, or the amount of interest payable on an interest payment date, to be determined by reference to a currency exchange rate, composite currency, commodity price or other financial or non-financial index as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the value at maturity of the applicable index. Information as to the methods for determining the principal amount payable at maturity or the amount of interest payable on an interest payment date, as the case may be, any currency or commodity market to which principal or interest is indexed, foreign exchange risks and certain additional tax considerations with respect to Indexed Notes will be set forth in the applicable Pricing Supplement.

  Notes may be issued from time to time as Amortizing Notes. "Amortizing Notes" are Notes for which payments of principal and interest are made in installments over the life of the Notes. Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months.

Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund and, unless an initial date on which a Note may be redeemed by the Company (a "Redemption Commencement Date") or a date on which a Note may be repayable at the option of a holder thereof (a "Repayment Date") is specified in the applicable Pricing Supplement, will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date or Repayment Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption or repayment prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices" or "Repayment Prices," respectively) and the redemption or repayment period or periods ("Redemption Periods" or "Repayment Periods," respectively) during which such Redemption Prices or Repayment Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the option of the Company, as a whole or from time to time in part, or repayable at the option of the Holder thereof (as specified in such Pricing Supplement) at any time on or after such specified Redemption Commencement Date or Repayment Date, as the case may be, for a limited period (as specified in such Pricing Supplement), at the specified Redemption Price or Repayment Price applicable to the Redemption Period or Repayment Period during which such Note may be redeemed or repaid, together with interest accrued to the date on which such Notes are redeemed or repaid. With respect to the redemption of Global Securities, the Depositary advises that if less than all of the Notes with like tenor and terms are to be redeemed, the particular interests (in integral multiples of $1,000) in the Book-Entry Notes representing the Notes to be redeemed shall be selected by the Depositary's impartial lottery procedures.

  In the event that the option of the Holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will comply with Rule 14e-1 as then in effect to the extent applicable.

  The Pricing Supplement relating to each Note will describe the following terms: (i) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (iii) the date on which such Note will be issued; (iv) the date on which such Note will mature; (v) whether such Note is a Fixed Rate Note or a Floating Rate Note; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, the Interest Payment Dates, if different from those set forth below under "Fixed Rate Notes"; (vii) if such Note is a Floating Rate Note, the interest rate basis (the "Interest Rate Basis") for each such Floating Rate Note which will be (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) the London Inter-Bank Offered Rate ("LIBOR"), in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the CD Rate, in which case such Note will be a CD Rate Note,
(f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (g) the CMT Rate, in which case such Note will be a CMT Rate Note, or (h) such other interest rate formula as is set forth in such Pricing Supplement, and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date and the Interest Reset Date with respect to such Floating Rate Note; (viii) whether such Note is an Original Issue Discount Note, and if so, the yield to maturity; (ix) whether such Note is an Indexed Note, and if so, the principal amount thereof payable at maturity, or the amount of interest payable on an interest payment date, as determined by reference to the applicable index, in addition to certain other information relating to the Indexed Note; (x) whether such Note is an Amortizing Note, and if so, repayment information with respect to installments of principal and interest; (xi) whether any Note is a Renewable Note (as defined below), and if so, the Renewal Dates (as defined below); (xii) whether the Company has the option to reset the interest rate, in the case of a Fixed Rate Note, or to reset the

Spread and/or Spread Multiplier, in the case of a Floating Rate Note, and if so, the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset and the basis or formula, if any, for such resetting; (xiii) whether the Company will have the option to extend the Maturity Date of any Note for one or more Extension Periods (as defined below) up to but not beyond the Final Maturity Date (as defined below), and if so, the basis or formula, if any, for setting the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, applicable to any such Extension Period; (xiv) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, prior to the Stated Maturity Date and if so, the provisions relating to such redemption or repayment; (xv) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and
(xvi) any other terms of such Note not inconsistent with the provisions of the Indenture.

  Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the Trustee in The City of New York.

  Unless otherwise indicated in a Pricing Supplement, neither the covenants of the Company under the Indenture nor those contained in the Notes will necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout.

FIXED RATE NOTES

  Each Fixed Rate Note (except any Zero Coupon Note) will bear interest from its date of issue or from the most recent Payment Date to which interest on such Note has been paid or duly provided for at the fixed rate per annum stated on the face thereof and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on such Fixed Rate Note will be payable semi-annually each February 1 and August 1 (each an "Interest Payment Date") and at maturity or upon earlier redemption or repayment. Each payment of interest in respect of an Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable on each Interest Payment Date and at maturity as specified below under "Payment of Principal and Interest".

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from its date of issue, at the rate per annum determined pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity as specified below under "Payment of Principal and Interest".

  The interest rate for each Floating Rate Note will be determined by reference to an interest rate formula which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier (both terms as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, Bankers Trust Company will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day (as defined below) with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day. As used herein, the term "Market Day" means (a) with respect to any Note (other than any LIBOR Note), any Business Day, and (b) with respect to any LIBOR Note, any such Business Day which is also a London Business Day. The term "London Business Day" means any day on which dealing in deposits in U.S. dollars are transacted in the London interbank market. The term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is (i) not a day on which banking institutions in The City of New York generally are authorized or obligated by law or executive order to close, and (ii) if the Note is denominated in a Specified Currency (as defined below) other than U.S. dollars, not a day on which banking institutions are authorized or obligated by law or executive order to close in the financial center of the country issuing the Specified Currency (which in the case of ECUs shall be Luxembourg, in which case "Business Day" shall not include any day that is a non-ECU clearing day as determined by the ECU Banking Association in Paris).

  The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date"), for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") and for a CMT Rate Note (the "CMT Rate Interest Determination Date") will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date.

  All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

  In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. The limit may not apply to Floating Rate Notes in which U.S. $2,500,000 or more has been invested.

  Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

  COMMERCIAL PAPER RATE NOTES. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) and will be payable on the dates specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Commercial Paper Interest Determination Date will be the tenth day after such Commercial Paper Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 a.m. New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for United States Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

  "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                                  360 x D
                                               ------------
                    Money Market Yield = 100 x 360 - (D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period from the Interest Reset Date to but excluding the day that numerically corresponds to such Interest Reset Date (or, if there is not any such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which such Interest Reset Date falls.

  PRIME RATE NOTES. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates specified on the face of the Prime Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Prime Rate Interest Determination Date will be the tenth day after such Prime Rate Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 a.m., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen NYMF Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen NYMF Page on such Prime Rate Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  LIBOR NOTES. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any), and will be payable on the dates specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, LIBOR, with respect to any Interest Reset Date, will be determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to a LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Business Day immediately following that LIBOR Interest Determination Date, that appear as of 11:00 a.m., London time, on that LIBOR Interest Determination Date on the display screen designated "Page 3750" by Telerate Data Service, or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for deposits in the relevant Index Currency ("Telerate Page 3750"). If no such rate appears on Telerate Page 3750, then LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the offered rates (unless the display referred to below by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement and commencing on the second Business Day immediately following such LIBOR Interest Determination Date that appear on the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required). If fewer than two such rates appear (or, if such display by its terms provides for only a single rate, in which case if no such rate appears), then LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

    (ii) If LIBOR with respect to a LIBOR Interest Determination Date is to be determined pursuant to this clause (ii), the Calculation Agent will request the principal London offices of each of three major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., or such other time specified in the applicable Pricing Supplement, in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

  "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

  "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche marks, Italian lira, Swiss francs, Dutch guilders and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Milan, Zurich, Amsterdam and Luxembourg, respectively.

  TREASURY RATE NOTES. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) and will be payable on the dates specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" with respect to a Treasury Interest Determination Date will be the tenth day after such Treasury Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

  Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "United States Government Securities--Treasury Bills--auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Rate Interest Determination Date for the specified Index Maturity under the heading "United States Government Securities--Treasury Bills--Secondary Market". In the event such rate is not so published by 3:00 p.m., New York City time, on the relevant Calculation Date, the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

  CD RATE NOTES. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates specified on the face of the CD Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a CD Rate Interest

Determination Date will be the tenth day after such CD Rate Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day.

  Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 9:00 a.m., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  FEDERAL FUNDS RATE NOTES. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Federal Funds Interest Determination Date will be the tenth day after such Federal Funds Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 a.m., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date for Federal Funds as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

  CMT RATE NOTES. CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) and will be payable on the dates specified on the face of the CMT Rate Note and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" with respect to a CMT Interest Determination Date will be the tenth day after such CMT Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

  Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption
". . . Treasury Constant Maturities . . . Federal Reserve Board

Release H.15 . . . Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and
(ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or is not displayed prior to 3:00 p.m., New York City time, on the relevant Calculation Date, then the CMT Rate with respect to such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, is not published by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

PAYMENT OF PRINCIPAL AND INTEREST

  Payments of principal of (and premium, if any) and interest on all Book-Entry Notes will be payable in accordance with the procedures described below under "Book-Entry System". Unless otherwise specified in the applicable Pricing Supplement, payments of principal of (and premium, if any) and interest on all Fixed Rate Certificated Notes and Floating Rate Certificated Notes will be made in the applicable Specified Currency; provided, however, that payments of principal (and premium, if any) and interest on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars (i) with respect to Certificated Notes, at the option of the Holders thereof under the procedures described in the two following paragraphs and
(ii) with respect to any Notes, at the option of the Company in the case of imposition of exchange controls or other circumstances beyond the control of the Company as described in the last paragraph under this heading. If specified in the applicable Pricing Supplement, the amount of principal payable on the Notes therein described will be determined by reference to an index or formula described in such Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, and except as provided in the next paragraph, payments of interest and principal (and premium, if any) with respect to any Certificated Note denominated in other than U.S. dollars will be made in U.S. dollars if the registered Holder of such Note on the relevant Regular Record Date or at maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Trustee at its Corporate Trust Office in The City of New York on or prior to such Regular Record Date or the date 15 days prior to maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable or telex or, if promptly confirmed in writing, by other form of facsimile transmission. Any such request made with respect to any Certificated Note by a registered Holder will remain in effect with respect to any further payments of interest and principal (and premium, if any) with respect to such Note payable to such Holder, unless such request is revoked on or prior to the relevant Regular Record Date or the date 15 days prior to maturity, as the case may be. Holders of Certificated Notes denominated in other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

  Unless otherwise specified in the applicable Pricing Supplement, the U.S. dollar amount to be received by a Holder of a Note (including a Book-Entry
Note) denominated in other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) as of 11:00 a.m., New York City time, on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the second Business Day preceding the date of payment of principal (and premium, if any) or interest with respect to any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. Unless otherwise provided in the applicable Pricing Supplement, Bankers Trust Company will be the Exchange Rate Agent (the "Exchange Rate Agent") with respect to the Notes.

  Interest and, in the case of Amortizing Notes, principal, will be payable to the person in whose name a Note is registered (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided, however, that interest payable on the Stated Maturity or upon redemption or repayment will be payable to the person to whom principal shall be payable (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary). The first payment of interest and, in the case of Amortizing Notes, principal, on any Note originally issued after a Regular Record Date and on or before an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Market Day, and the "Regular Record Date" with respect to any Fixed Rate Note shall be the January 15 and July 15 next preceding the February 1 and August 1 Interest Payment Dates, whether or not such date shall be a Market Day.

  Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable: (i) in the case of Floating Rate Notes which reset daily or weekly, on the third Wednesday of March, June, September and December of each year; (ii) in the case of Floating Rate Notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); (iii) in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; (iv) in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (v) in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at maturity. If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Market Day with respect to such Note, such Interest Payment Date will be the following day that is a Market Day with respect to such Note and interest will accrue to such Market Day, except that, in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Market Day with respect to such LIBOR Note. If the maturity date (or date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Market Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Market Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Market Day), and no interest on such payment will accrue for the period from and after the maturity date (or the date of redemption or repayment).

  Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on such Note on any Interest Payment Date, other than interest payable on the date on which principal on such Note is payable, unless otherwise specified in the applicable Pricing Supplement, will include interest accrued through but excluding the day following the next preceding Regular Record Date.

  With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  If any Interest Payment Date or the maturity date (or the date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Market Day, the payment will be made on the next Market Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Market
Day) as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date (or the date of redemption or repayment), as the case may be.

  Payment of the principal of (and premium, if any) and any interest due with respect to any Certificated Note at maturity to be made in U.S. dollars will be made in immediately available funds upon surrender of such Note at the Corporate Trust Office of the Trustee in The City of New York, provided that the Certificated Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to Certificated Notes to be made in U.S. dollars other than at maturity will be made by check mailed to the address of the person entitled thereto as it appears in the Security Register or by wire transfer to such account as may have been appropriately designated by such Person.

  The total amount of any principal, premium, if any, and interest due on any Global Security representing one or more Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary. The Depositary will allocate such payments to each Book-Entry Note represented by such Global Security and make payments to the owners thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture and the Book-Entry Notes. The Company understands, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of Holders of Securities. See "Book-Entry System".

  Unless otherwise specified in the applicable Pricing Supplement, payments of interest and principal (and premium, if any) with respect to any Certificated Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer of immediately available funds to such account with a bank located in the country issuing the Specified Currency (or, with respect to Certificated Notes denominated in ECUs, to an ECU account) or other jurisdiction acceptable to the Company and the Trustee as shall have been designated at least 10 Business Days prior to the Interest Payment Date or Stated Maturity, as the case may be, by the registered Holder of such Note on the relevant Regular Record Date or maturity, provided that, in the case of payment of principal (and premium, if any) and any interest due at maturity, the Certificated Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office in The City of New York and, unless revoked, any such designation made with respect to any Certificated Note by a registered Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustee's receipt of such a designation, such payment will be made within five Business Days of such receipt. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made.

  If the principal of (and premium, if any) or interest on any Note (including any Book-Entry Note) is payable in other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of the Notes by making such payment in U.S. dollars on the basis of the most recently available Exchange Rate. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.

INTEREST RATE RESET

  If the Company has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, the Pricing Supplement relating to such Note will indicate such option, and, if so, (i) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date") and (ii) the basis or formula, if any, for such resetting.

  The Company may exercise such option with respect to a Note by notifying the Trustee in writing of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note and providing the information to be included in the Reset Notice (as defined below). Not later than 40 days prior to such Optional Reset Date, the Trustee will mail, first class, postage prepaid, to the Holder of such Note a notice (the "Reset Notice") setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

  Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, in either case as provided for in the Reset Notice, and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by hand delivering or mailing, first class, postage prepaid, or by causing the Trustee to hand deliver or mail, first class, postage prepaid, notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note.

  If the Company elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the Holder thereof must follow the procedures for repayment set forth in the applicable Pricing Supplement.

EXTENSION OF MATURITY

  If the Company has the option to extend the Stated Maturity of any Note for one or more periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in the applicable Pricing Supplement, such Pricing Supplement will indicate such option and the basis or formula, if any, for setting the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, applicable to any such Extension Period.

  The Company may exercise such option with respect to a Note by notifying the Trustee in writing of such exercise at least 45 but not more than 60 days prior to the Stated Maturity of such Note in effect prior to the exercise of such option (the "Original Stated Maturity") and providing the information to be included in the Extension Notice (as defined below). No later than 40 days prior to the Original Stated Maturity, the Trustee will mail to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first class, postage prepaid, setting forth (i) the election of the Company to extend the Stated Maturity of such Note, (ii) the new Stated Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

  If the Company elects to extend the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company at the Original Stated Maturity at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Stated Maturity, the Holder thereof must follow the procedures for repayment set forth in the applicable Pricing Supplement.

RENEWABLE NOTES

  If so specified in the applicable Pricing Supplement, the Company may from time to time offer Notes which will mature on an Interest Payment Date specified in the applicable Pricing Supplement occurring in or prior to the twelfth month following the Original Issue Date of such Notes (the "Initial Maturity Date") unless the term of all or any portion of any such Note (a "Renewable Note") is renewed in accordance with the procedures described below.

  On the Interest Payment Date occurring in the sixth month (unless a different interval (the "Special Election Interval") is specified in the applicable Pricing Supplement) prior to the Initial Maturity Date of a Renewable Note (the "Initial Renewal Date") and on the Interest Payment Date occurring in each sixth month (or in the last month of each Special Election Interval) after such Initial Renewal Date (each, together with the Initial Renewal Date, a "Renewal Date"), the term of such Renewable Note may be extended to the Interest Payment Date occurring in the twelfth month (or, if a Special Election Interval is specified in the applicable Pricing Supplement, the last month in a period equal to twice the Special Election Interval) after such Renewal Date, if the Holder of such Renewable Note elects to extend the term of such Renewable Note or any portion thereof as described below. If a Holder does not elect to extend the term of any portion of the principal amount of a Renewable Note during the specified period prior to any Renewal Date, such portion will become due and payable on the Interest Payment Date occurring in the sixth month (or the last month in the Special Election Interval) after such Renewal Date (the "New Maturity Date").

  A Holder of a Renewable Note may elect to renew the term of such Renewable Note, or if so specified in the applicable Pricing Supplement, any portion thereof, by written notice to such effect, hand delivered or mailed, first class, postage prepaid, to the Trustee at the Corporate Trust Office not less than 15 nor more than 30 days prior to such Renewal Date (unless another period is specified in the applicable Pricing Supplement as the "Special Election Period"). Such election will be irrevocable and will be binding upon each subsequent Holder of such Renewable Note. An election to renew the term of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the term of the Renewable Notes may not be extended beyond the Stated Maturity specified for such Renewable Notes in the applicable Pricing Supplement.

  If the Holder does elect to renew the term, such Renewable Note must be presented to the Trustee (or any duly appointed paying agent) simultaneously with notice of such election (or, in the event notice of such election, together with a guarantee of delivery within five Business Days, is transmitted on behalf of a Holder from a member of a national securities exchange, the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, within five Business Days of the date of such notice.) With respect to a Renewable Note that it is a

Certificated Note, as soon as practicable following receipt of such Renewable Note the Trustee shall issue in exchange therefor in the name of such Holder
(i) a Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election to renew the term thereof was exercised, with terms identical to those specified on such Renewable Note (except for the Original Issue Date and the Initial Interest Rate and except that such Note shall have a fixed, nonrenewable Stated Maturity on the New Maturity Date) and (ii) if such election is made with respect to less than the full principal amount of such Holder's Renewable Note, a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election was made, with terms identical to such exchanged Renewable Note.

COMBINATION OF PROVISIONS

  If so specified in the applicable Pricing Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "Interest Rate Reset", "Extension of Maturity" and "Renewable Notes".

BOOK-ENTRY SYSTEM

  Upon issuance, all Book-Entry Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption or repayment provisions, if any, Specified Currency, Stated Maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary located in the Borough of Manhattan, The City of New York, will be registered in the name of the Depositary or a nominee of the Depositary and will be held by the Trustee as custodian for the Depositary.

  Upon the issuance of a Global Security, the Depositary for such Global Security will credit the accounts of persons held with it with the respective principal or face amounts of the Book-Entry Notes represented by such Global Security. The accounts to be credited shall be designated initially by the Agents through which the Notes were sold, or by the Company if such Notes are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Global Security (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

  Payment of principal of and any premium and interest on Book-Entry Notes represented by any Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Neither the Company or the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Notes or any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owner of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

  With respect to any Book-Entry Note denominated in a Specified Currency other than U.S. dollars, the Depositary currently has elected to have payments of principal (and premium, if any) and interest on such Note made in U.S. dollars unless notified by any of its participants through which an interest in such Note is held that it elects to receive such payment of principal (or premium, if any) or interest in such Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency other than U.S. dollars electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to the maturity date, in the case of principal or premium, of such beneficial owner's election to receive all or a portion of such payment in such Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or after such sixteenth day. The Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or after such sixteenth day. If complete instructions are received by the participant and forwarded by the participant to the Depositary and by the Depositary to the Trustee, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency.

  The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest on any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

  No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

  Unless otherwise specified in the applicable Pricing Supplement, a Global Security representing Book-Entry Notes is exchangeable for Certificated Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions or repayment (if any), stated maturity and other terms and of differing authorized denominations aggregating a like amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that all such Global Securities shall be exchangeable for Certificated Notes in registered form, or (iii) there shall have occurred and be continuing an Event of Default or an event which, after notice or lapse of time or both, would constitute an Event of Default with respect to the Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Certificated Notes issuable in denominations of $100,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary holding such Global Security shall direct. Such Certificated Notes shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by the Depositary's relevant participant (as identified by the Depositary). Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of Book-Entry Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. The Indenture provides that the Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks (including the Trustee), trust companies, clearing corporations, and certain other organizations some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                            UNITED STATES TAXATION

  The following summary of the principal United States federal income tax consequences of ownership of Notes deals only with Notes held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, persons that are not "United States Holders," as defined below, or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

  Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of ownership of Notes.

PAYMENTS OF INTEREST

  Interest on a Note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue Discount-- General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is
(i) a citizen or resident of the United States, (ii) a domestic corporation or
(iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Note.

  If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

  An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

(continued from previous page)

  Unless otherwise specified in the applicable Pricing Supplement, the Notes, except Zero Coupon Notes, will bear interest at a fixed rate or rates or at a floating rate determined by reference to one or more of the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate, the CMT Rate or such other interest rate formula as set forth in the applicable Pricing Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Notes. Interest rates and interest rate formulas are subject to change by the Company, but no such change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each February 1 and August 1 and at maturity or upon any earlier redemption or repayment dates. Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Zero Coupon Notes will not bear interest. The Notes may be offered with provisions for renewal, extension or the reset of interest rates, as indicated therein and in the applicable Pricing Supplement. The Notes may be sold with original issuance discount and may provide for amortization as indicated therein and in the applicable Pricing Supplement. See "Description of Notes".
  Unless a Redemption Commencement Date or a Repayment Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date or a Repayment Date is so specified, the Notes will be redeemable at the option of the Company, or repayable at the option of the Holder, or both (as specified therein) at any time after such date (or for a limited period) as described herein.
  Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in either global or definitive form in denominations of $100,000 and integral multiples of $1,000 in excess thereof, or the approximate equivalent thereof in the Specified Currency as specified in the applicable Pricing Supplement. A global Note representing Book-Entry Notes will be registered in the name of The Depository Trust Company or its nominee, which will act as Depositary (the "Depositary"). Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described herein under "Description of Notes--Book-Entry System," owners of beneficial interests in a global Note will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no global Note will be exchangeable except for another global Note of like denomination and terms to be registered in the name of the Depositary or its nominee. See "Description of Notes".

  Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").

  Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

  GENERAL. A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its "issue price" is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to purchasers other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note other than payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue Discount--Variable Rate Notes") are described below under "Original Issue Discount--Variable Rate Notes".

  In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

  United States Holders of Discount Notes having a maturity of more than one year from their date of issue must, generally, include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income and, except in the case of Amortizing Notes, generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of
(a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between
(x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

  ACQUISITION PREMIUM. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

  MARKET DISCOUNT. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount--General") and
(ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price," exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount". The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

  Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

  Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

  PRE-ISSUANCE ACCRUED INTEREST. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date, and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

  NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. In general, if a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the yield and maturity of the Note are determined by assuming that the payments will be made according to the Note's stated payment schedule. If, however, based on all the facts and circumstances as of the issue date, it is more likely than not that the Note's stated payment schedule will not occur, then, in general, the yield and maturity of the Note are computed based on the payment schedule most likely to occur.

  Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the United States Holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the United States Holder, the United States Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

  If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the
Note is repaid as a result of the change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

  ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount--General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

  In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

  If the election to apply the constant-yield method to all interest on a Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount--Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

  VARIABLE RATE NOTES. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (2) 15 percent of the total noncontingent principal payments, and
(ii) provides for stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

  A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

  A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the
Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than zero but not more than 1.35, or (b) a fixed multiple greater than zero but not more than 1.35, increased or decreased by a fixed rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

  An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on (i) one or more qualified floating rates, (ii) one or more rates each of which would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the debt instrument is denominated, (iii) the yield or changes in the price of one or more actively traded items of personal property other than stock or debt of the issuer or a related party, or (iv) a combination of objective rates. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes and CMT Rate Notes will generally be treated as Variable Rate Notes.

  In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

  If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or objective rate, the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note

(generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

  If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

  SHORT-TERM NOTES. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

  For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

  FOREIGN CURRENCY DISCOUNT NOTES. OID for any accrual period on a Discount Note that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

NOTES PURCHASED AT A PREMIUM

  A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Note that is denominated in, or determined by reference to, a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount-- Election to Treat All Interest as Original Issue Discount".

PURCHASE, SALE AND RETIREMENT OF THE NOTES

  A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by (i) the amount of any OID or market discount included in the United States Holder's income with respect to the Note and (ii) the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (iii) the amount of any payments that are not qualified stated interest payments and
(iv) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

  A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder, or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue Discount--Short-Term Notes" or "Original Issue Discount--Market Discount" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

  Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

  Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

INDEXED NOTES AND AMORTIZING NOTES

  The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes payments on which are determined by reference to any index or with respect to any Amortizing Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

                            FOREIGN CURRENCY RISKS

GENERAL

  EXCHANGE RATES AND EXCHANGE CONTROLS. An investment in Notes that are denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of a Specified Currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

  Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of the Specified Currency at a Note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's maturity. In that event, the Company will repay in U.S. dollars on the basis of the most recently available Exchange Rate. See "Description of Notes--Payment of Principal and Interest".

  Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, from an ECU account). See "Description of Notes--Payment of Principal and Interest".

  Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated.

  THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  THE INFORMATION SET FORTH IN THE PROSPECTUS SUPPLEMENT IS DIRECTED TO PROSPECTIVE PURCHASERS WHO ARE UNITED STATES RESIDENTS, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS OF PRINCIPAL OF AND INTEREST ON THE NOTES. SUCH PERSONS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS WITH REGARD TO SUCH MATTERS.

  GOVERNING LAW AND FOREIGN CURRENCY JUDGMENTS. The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the Notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court shall render a judgment in the foreign currency of the underlying obligation and that the judgment shall be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment.

EXCHANGE RATES AND EXCHANGE CONTROLS FOR SPECIFIED CURRENCIES

  With respect to any Note denominated in other than U.S. dollars, a Pricing Supplement including a currency supplement with respect to the applicable Specified Currency (which supplement shall include information with respect to applicable current foreign exchange controls, if any), and the relevant historical exchange rates for the Specified Currency shall constitute a part of this Prospectus Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

  If payment on a Note is required to be made in ECUs and on a payment date with respect to such Note ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or are no longer used in the European Monetary System, then all payments due on such payment date shall be made in U.S. dollars. The amount so payable on any payment date in ECUs shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis: The component currencies of the ECUs for this purpose (the "Components") shall be the currency amounts that were components of the ECUs as of the last date on which ECUs were used in the European Monetary System. The equivalent of ECUs in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for the Components, or as otherwise indicated in the applicable Pricing Supplement.

  If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

  All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein or in the applicable Pricing Supplement that any determination is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on Holders of the Notes and the Company, and the Exchange Rate Agent shall have no liability therefor.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Distribution Agreement, dated October 2, 1995 (the "Distribution Agreement"), the Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co., BT Securities Corporation, Citicorp Securities, Inc. and J.P. Morgan Securities Inc. (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Company reserves the right to accept offers to purchase Notes through agents other than the Agents, subject to the terms of the Distribution Agreement. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, as a whole or in part. The Company will pay the Agents a commission of from .125% to .750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

  The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto or, if so agreed, at a fixed public offering price, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

  Certain of the Agents and their affiliates perform various investment banking and commercial banking services for the Company from time to time in the ordinary course of business and may perform such services in the future. One of the Agents, BT Securities Corporation, is an affiliate of Bankers Trust Company, the Trustee under the Indenture. See "Description of Debt Securities--Regarding the Trustee" in the accompanying Prospectus.

  Notes may also be sold at the price to the public set forth herein to dealers who may resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

                               VALIDITY OF NOTES

  The validity of the Notes will be passed upon for the Company by Dorsey & Whitney P.L.L.P., 220 South Sixth Street, Minneapolis, Minnesota 55402, and for the Agents by Sullivan & Cromwell, 250 Park Avenue, New York, New York 10177. The opinions of Dorsey & Whitney P.L.L.P. and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future actions required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

                       [LOGO OF SUPERVALU APPEARS HERE]

                                DEBT SECURITIES

                               ----------------

  SUPERVALU INC. (the "Company") may offer from time to time its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness ("Debt Securities") at an aggregate initial offering price of not more than $400,000,000 or, if applicable, the equivalent thereof in any other currency or currencies. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution".

  The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for sinking fund payments, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation, if any, of such underwriters or agents and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company and if so specified in an applicable Prospectus Supplement, in any foreign currency or in composite currencies or in amounts determined by reference to an index.

  The Debt Securities may be issued in registered form ("Registered Debt Securities") or bearer form ("Bearer Debt Securities") with coupons attached or both. In addition, all or a portion of the Debt Securities of a series may be issuable in permanent global form. Bearer Debt Securities may be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 2, 1995

  UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "SUPERVALU" AND THE "COMPANY", AS USED IN THIS PROSPECTUS, MEAN SUPERVALU INC. AND ITS SUBSIDIARIES.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  SUPERVALU has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 1-5418) are incorporated herein by reference:

    1. SUPERVALU's Annual Report on Form 10-K for the 52 weeks ended February 25, 1995.

    2. SUPERVALU's Quarterly Report on Form 10-Q for the 16 weeks ended June 17, 1995 and SUPERVALU's Current Report on Form 8-K dated October 2, 1995.

  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

  Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates). Requests for such copies should be directed to Teresa H. Johnson, Corporate Secretary, SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, telephone number: (612) 828-4000.

                                  THE COMPANY

  The Company is a leading food wholesaler and approximately the 12th largest food retailer in the nation. It is primarily engaged in the business of selling food and nonfood products at wholesale to approximately 4,600 stores in 48 states. In addition, the Company operates approximately 300 retail food supermarkets, discount food superstores, supercenters, combination stores, limited assortment and other stores. Information in this Prospectus regarding the number of stores supplied and operated by SUPERVALU is as of September 9, 1995. The Company's fiscal year ends on the last Saturday in February of 1996.

  SUPERVALU INC. is a corporation organized under the laws of Delaware as a successor to two wholesale grocery firms established in the 1870's. The Company's principal executive offices are located at 11840 Valley View Road, Eden Prairie, Minnesota 55344, telephone number: (612) 828-4000.

                                USE OF PROCEEDS

  The Company intends to utilize the net proceeds from the issue and sale of the Debt Securities offered hereby to repay short-term and other indebtedness, to finance possible acquisitions and for other general corporate purposes.

                                 CAPITALIZATION

  The following table sets forth the capitalization of SUPERVALU as of September 9, 1995:

                                                                    SEPTEMBER 9,
                                                                        1995
                                                                    ------------
                                                                        (IN
                                                                     THOUSANDS)
Short-term debt:
  Notes payable....................................................  $  134,673
  Current maturities of long-term debt.............................      10,181
  Current obligations under capital leases.........................      18,580
                                                                     ----------
    Total short-term debt..........................................     163,434
Long-term debt:
  Long-term debt...................................................   1,208,042
  Long-term obligations under capital leases.......................     245,319
                                                                     ----------
    Total long-term debt...........................................   1,453,361
Stockholders' equity:
  Preferred stock..................................................       5,908
  Common stock.....................................................      75,335
  Capital in excess of par value...................................      12,708
  Retained earnings................................................   1,282,949
  Treasury stock, at cost..........................................    (198,543)
                                                                     ----------
    Total stockholders' equity.....................................  $1,178,357
                                                                     ==========
      Total capitalization.........................................  $2,795,152
                                                                     ==========

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following tables set forth selected consolidated financial information which was selected or derived from the financial statements and notes thereto of SUPERVALU. The unaudited interim period financial information, in the opinion of the Company, includes all adjustments necessary for fair presentation for the periods shown. The results for the first two quarters of fiscal 1996 (28 weeks) ended September 9, 1995 are not necessarily indicative of the results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements, including the notes thereto, included in SUPERVALU's Annual Report on Form 10-K for the fiscal year ended February 25, 1995 incorporated by reference in and made part of this Prospectus.

                                                                            FISCAL YEAR ENDED
                                                     ----------------------------------------------------------------
                                 TWO QUARTERS
                               (28 WEEKS) ENDED                    (52 WEEKS)                (53 WEEKS)   (52 WEEKS)
                          -------------------------- -------------------------------------- ------------ ------------
                          SEPTEMBER 9, SEPTEMBER 10, FEBRUARY 25, FEBRUARY 26, FEBRUARY 27, FEBRUARY 29, FEBRUARY 23,
                              1995         1994        1995(4)        1994       1993(3)      1992(4)        1991
                          ------------ ------------- ------------ ------------ ------------ ------------ ------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF EARNINGS
 DATA
 Net sales..............   $8,752,434   $8,764,840   $16,563,772  $15,936,925  $12,568,000  $10,632,301  $10,104,899
 Costs and expenses:
 Cost of sales..........    7,940,385    7,990,435    15,040,117   14,523,434   11,531,394    9,807,633    9,360,886
 Selling and
  administrative
  expenses..............      619,456      584,942     1,169,843    1,044,433      746,857      583,789      531,972
 Restructuring and other
  charges...............          --           --        244,000          --           --           --           --
 Interest, net..........       65,295       54,508       111,271       89,767       54,203       34,320       31,441
 Equity in earnings of
  ShopKo................        3,329        3,575        17,384       14,789       23,072       32,176       45,080
 Gain on sale of ShopKo
  stock.................          --           --            --           --           --        84,105          --
 Earnings before income
  taxes and accounting
  change................      130,627      138,530        15,925      294,080      258,618      322,840      225,680
 Net earnings...........       79,229       84,128        43,334      185,253      164,526      194,377      155,136
BALANCE SHEET DATA
 Current assets.........   $1,564,737   $1,710,839   $ 1,646,340  $ 1,563,313  $ 1,573,593  $ 1,163,270  $   884,894
 Working capital(1).....      358,003      422,806       319,429      452,121      361,093      534,182      196,217
 Total assets...........    4,158,447    4,484,009     4,305,149    4,042,351    4,064,189    2,484,300    2,401,357
 Long-term debt and
  capital leases........    1,453,361    1,472,664     1,459,766    1,262,995    1,347,386      608,241      567,444
 Total stockholders'
  equity................    1,178,357    1,297,709     1,193,222    1,275,458    1,134,820    1,030,981      978,678
PER SHARE DATA
 Earnings per common
  share before
  accounting change.....   $     1.15   $     1.18   $       .61  $      2.58  $      2.31  $      2.78  $      2.06
 Cash dividend per
  common share..........   $      .48   $  .45 1/2   $   .92 1/2  $   .85 1/2  $   .76 1/2  $   .70 1/2  $   .64 1/2
 Book value (at period
  end)..................   $    17.25   $    18.07   $     16.92  $     17.62  $     15.84  $     14.35  $     13.01
RATIO OF EARNINGS TO
 FIXED CHARGES(2).......         2.52         2.78          1.03         3.08         3.70         5.08         3.83

-------
(1) Calculated after adding back the LIFO reserve.
(2) Earnings used to calculate the ratio of earnings to fixed charges consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings and for SUPERVALU's share of undistributed earnings of ShopKo Stores, Inc. Fixed charges consist of interest on all indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases deemed representative of the interest factor. Ratios are presented on a consolidated basis.
(3) Fiscal year ended February 27, 1993 includes the results of Wetterau Incorporated from October 31, 1992 through year end. Wetterau Incorporated was purchased for approximately $1.1 billion; such purchase was financed through the issuance and assumption of debt.
(4) Fiscal year ended February 29, 1992 includes a $51.3 million after tax gain on the sale of 54% of the Company's interest in ShopKo Stores, Inc. The Internal Revenue Service subsequently determined that the partial disposition of ShopKo Stores, Inc. was a non-taxable transaction. Therefore, $40.8 million of taxes provided by the Company for this transaction was reversed and reflected in the financial statements for the fiscal year ended February 25, 1995.

                                   BUSINESS

OVERVIEW

  The Company is a leading food wholesaler and approximately the 12th largest food retailer in the nation. It is primarily engaged in the business of selling food and nonfood products at wholesale to approximately 4,600 stores in 48 states. In addition, the Company operates approximately 300 retail food supermarkets, discount food superstores, supercenters, combination stores, limited assortment and other stores, primarily under the names of Cub Foods, Shop 'n Save, bigg's, Save-A-Lot, Scott's Foods, Laneco and Hornbacher's. Information in this Prospectus regarding the number of stores supplied and operated by SUPERVALU is as of September 9, 1995.

  In 1991 SUPERVALU began the implementation of a strategy to focus on its core food distribution and retailing business segments. The Company executed the first major step of this strategy in October 1991 with the sale of 54% of SUPERVALU's interest in ShopKo Stores, Inc. ("ShopKo"), its discount general merchandise subsidiary, through an initial public offering. SUPERVALU continues to own a 46% interest in ShopKo which, at September 9, 1995, operated 128 discount department stores in 15 states. The proceeds generated in connection with the sale of ShopKo were used initially to reduce debt and subsequently reinvested in the acquisition of Wetterau Incorporated ("Wetterau").

  In October 1992, the Company completed the acquisition of Wetterau, resulting in a significant expansion of the geographic market and customer base compared with that previously served by SUPERVALU's food wholesale and retail operations. In fiscal 1994, the Company completed the integration of Wetterau's administrative and support services and, in fiscal 1994 and 1995, the Company combined or closed a number of distribution operations to eliminate inefficiencies and overlap.

  In March 1994, the Company acquired Sweet Life Foods, Inc., a privately owned grocery wholesale distributor serving Massachusetts, Connecticut, Maine and Eastern New York. This acquisition further strengthened the Company's New England customer base by adding 280 additional stores as customers.

  In May 1994, the Company acquired the assets of Wetterau Properties Inc. ("WPI"), a publicly owned real estate investment trust which was formed by Wetterau prior to the Company's acquisition of Wetterau. Most of the properties owned by WPI had been acquired from and leased back to Wetterau; the Company was the tenant for all but one of the properties acquired from WPI in the transaction.

  In August 1994, the Company acquired Hyper Shoppes, Inc. ("Hyper Shoppes"), which operates five bigg's supercenters and two bigg's discount food superstores in the Cincinnati, Louisville and Denver markets. Prior to the acquisition, SUPERVALU held a minority ownership interest in Hyper Shoppes and was the principal supplier to the bigg's stores. The Company has also made other smaller acquisitions from time to time to further the growth of its food distribution, retailing and bakery operations.

  In December 1994, the Company announced a change in operating strategy which included the decision to restructure certain of its operations and reassess the recoverability of underlying assets. Restructuring and other charges totaling $244.0 million were recorded in the third quarter of fiscal 1995 to provide for the implementation of the plan formulated under the ADVANTAGE project, and the sale, closure or restructuring of certain retail businesses. The aggregate charges also included the recognition of certain asset impairments based on the Company's established process of reviewing intangibles on a periodic recurring basis. The restructuring plan, which was approved by the Board of Directors, resulted from a comprehensive review of industry trends and Company operations, and represents a new business vision for the Company.

  Management's objective under the ADVANTAGE project is to fundamentally change the Company's business processes by improving the effectiveness and efficiency of the Company's food distribution system, thus lowering the cost of goods to the Company's customers, and by enhancing the market driving support to retailer customers. The ADVANTAGE project has three major initiatives: creation of a transformed logistics network; development of enhanced market driving capabilities at retail; and adoption of a new approach to pricing. Management's retail food objective is to improve retail performance by eliminating certain operations and assets that do not add shareholder value and focusing the Company's corporate retail efforts on building retail formats which it believes will produce the best results in the future.

  The aggregate charges include $204.8 million for activities under the restructuring plan, covering $53.1 million for severance, pension and outplacement; $20.0 million for loss on disposal of non-real estate assets and leases in food distribution; $87.8 million for exiting properties and leases at retail locations; and $43.9 million for impaired real estate. The aggregate charges also include $39.2 million for asset impairment, covering intangibles in businesses where future undiscounted cash flow is not sufficient to recover the book value of the recorded intangible. Cash expenditures related to the aggregate charges were $3.9 million during fiscal 1995, and are estimated to be $29.2 million in fiscal 1996 and $22.8 million thereafter. These cash expenditures cover severance, pension, outplacement and carrying costs of impaired food distribution real estate. The Company announced that approximately 4,300 positions, 1,700 of which are in retail food operations, would be eliminated under the re-engineering efforts during an 18-month period which began in the fourth quarter of fiscal 1995.

  The restructuring charges do not cover certain aspects of the plan, including new information systems, anticipated operating losses on retail business units to be exited, implementation costs associated with the ADVANTAGE project, employee relocation and training. These costs are not considered exit activities and will be recognized as incurred. The Company incurred expenses of approximately $15 million in fiscal 1995 in connection with the ADVANTAGE project, primarily studying the fundamentals of the Company's business and the industry and developing a restructuring plan, and the Company expects to incur additional expenses of approximately $20 to $24 million related to this initiative in fiscal 1996. It is the Company's intent to make capital investments of about $175 million in implementing the ADVANTAGE project, with approximately $100 million of such expenditures occurring in fiscal 1996. The monies will be used primarily to fund regional facilities, technology and various mechanization systems. The Company expects that this investment in ADVANTAGE, together with the cash expenditures related to the restructuring charges discussed above, will be funded through internally generated cash, principally from inventory and property reductions, and existing credit facilities.

FOOD DISTRIBUTION OPERATIONS

  SUPERVALU's food distribution divisions sell food and nonfood products at wholesale and offer a variety of retail support services to independently owned retail food stores. SUPERVALU's 25 food distribution divisions and four general merchandise divisions are the principal suppliers to approximately 4,600 retail grocery and general merchandise stores. In connection with the ADVANTAGE project, the Company recently established seven marketing regions to provide purchasing and marketing support for its retail food and general merchandise customers throughout the country. A regional logistics network anchored by three regional distribution facilities is also being established to align food distribution companies geographically by region.

  Retail food stores served by the Company range in size from small convenience stores to 200,000 square foot supercenters. The Company's wholesale customer base includes single and multiple store independent operators, affiliated stores, regional chains and Company owned stores, operating in a variety of formats including limited assortment stores, discount food stores, conventional and upscale supermarkets and combination stores.

  In addition to supplying food and other merchandise, SUPERVALU offers such retail support services as store management assistance, computerized inventory control and ordering services, accounting and payroll services, financial and budget planning, building design and construction services, assistance in selection and purchasing or leasing of store sites, advertising, promotional and merchandising assistance, consumer and market research, financing and others. Certain Company subsidiaries operate as insurance agencies and provide comprehensive insurance programs to the Company's affiliated retailers. Separate charges are made for most, but not all, of these services. The Company is currently in the process of analyzing the services to be supplied and the fees to be charged to independent retailers in connection with the ADVANTAGE project and its new pricing structure.

  SUPERVALU may provide financial assistance to retail stores served or to be served by it, including the acquisition and subleasing of store properties, the making of direct loans and the providing of guarantees or other forms of financing. In general, loans made by the Company to independent retailers are secured by liens on inventory and/or equipment, by personal guarantees and by other security. When the Company subleases store properties to retailers, the rentals are generally as high or higher than those paid by the Company.

  Hazelwood Farms Bakeries, Inc., a subsidiary, manufactures frozen dough and bakery products primarily for the in-store bakery market, and has customers in all 50 states as well as Canada and Mexico. Its customer base consists of wholesale food distributors, supermarket chains (including company-owned, affiliated and non-affiliated stores), fast food chains and institutional food service companies.

RETAIL FOOD OPERATIONS

  The Company's retail businesses operate approximately 300 retail stores under several formats, including supermarkets, discount food superstores, supercenters, combination stores, limited assortment and other stores. These diverse formats enable the Company to operate in a variety of markets under widely differing competitive circumstances.

  The Company's retail stores operated under the following principal formats as of September 9, 1995:

    Cub Foods consists of 115 discount food superstores, 59 of which are franchised to independent retailers and 56 of which are corporately operated. During the remainder of fiscal 1996 two new corporate stores are scheduled to open.

    Shop 'n Save consists of 27 discount food stores located in Eastern Missouri and Southern Illinois.

    bigg's consists of five supercenters and two discount food superstores that operate in the Cincinnati, Louisville and Denver markets. One new discount food superstore is planned for fiscal 1996.

    Save-A-Lot is the Company's combined wholesale and retail limited assortment operation. There are 499 Save-A-Lot limited assortment stores of which 109 are corporately operated. Save-A-Lot projects adding 41 stores during the remainder of fiscal 1996 including seven corporately owned stores.

    Scott's Foods is a 18-store group located in the Fort Wayne, Indiana area. One new store and two remodels are planned for fiscal 1996.

    The Company's Laneco division operates a diverse mix of 39 retail outlets comprised predominantly of supermarkets, supercenters and discount food stores. These stores operate mainly under the Laneco, Ultra IGA and Price Slasher names and formats. The Laneco division is in the process of a substantial restructuring. Four stores were closed in the fourth quarter of fiscal 1995 and five stores were closed in the first half of fiscal 1996. No new stores are planned for fiscal 1996.

    Hornbacher's is a five-store group located in the Fargo, North Dakota marketplace, with no new stores planned for fiscal 1996.

   Other formats operated by the Company include County Market, SUPERVALU, IGA, Foodland, Rite Choice and Twin Valu Foods.

  As part of the restructuring plan, the Company is selling or closing approximately 30 retail stores, of which 16 stores were closed prior to September 9, 1995.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities are to be issued under an Indenture dated as of July 1, 1987, as supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental Indenture dated as of October 1, 1992 and the Third Supplemental Indenture dated as of September 1, 1995 (as so supplemented, the "Indenture"), between SUPERVALU and Bankers Trust Company, as Trustee (the "Trustee"), which Indenture is an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Indenture.

GENERAL

  The Debt Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

  The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, when applicable, of the Offered Debt Securities: (a) the designation of the Offered Debt Securities; (b) any limit on the aggregate principal amount of the Offered Debt Securities; (c) the date or dates on which the Offered Debt Securities will mature; (d) whether the Offered Debt Securities are to be issued as Registered Debt Securities or Bearer Debt Securities (with or without coupons) or both, and restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Debt Securities; (e) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities and the circumstances under which any such Global Security may be exchanged for Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee; (f) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the date from which such interest will accrue; (g) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (h) any mandatory or optional sinking fund or purchase fund or analogous provisions; (i) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (j) if other than the principal amount thereof, the portion of the principal amount of such Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (k) the denominations in which any Offered Debt Securities which are Registered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination in which any Offered Debt Securities which are Bearer Debt Securities will be issuable, if other than denominations of $5,000; (l) the currency or currencies of denomination and payment of principal of and any premium and interest on the Offered Debt Securities; (m) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (n) if principal of or interest on the Offered Debt Securities is denominated or payable in a currency or currencies other than the United States dollar, whether and under what terms and conditions the Company may defease the Offered Debt Securities; and (o) any other terms of the Offered Debt Securities. (Section 301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and premium, if any, and interest, if any, on the Offered Debt Securities will be payable at the office of the Trustee at Four Albany Street, New York, New York 10006. At the option of the Company, payment of interest on Registered Debt Securities may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301 and 1002)

  Debt Securities may be presented for exchange, and Registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Bearer Debt Securities and the coupons, if any, appertaining thereto will be transferable by delivery.

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. If the Offered Debt Securities are Original Issue Discount Securities, the special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

GLOBAL SECURITIES

  The Offered Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement or Prospectus Supplements. Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, Global Securities will be issued in registered form. (Section 305) The specific terms of the depositary arrangement with respect to any Offered Debt Securities will be described in the applicable Prospectus Supplement or Prospectus Supplements.

OPTIONAL REDEMPTION

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any optional redemption provisions relating to such Offered Debt Securities.

SINKING FUND

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any sinking fund provisions relating to such Offered Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

  RESTRICTIONS ON LIENS. The Indenture provides that the Company will not, and will not permit any Domestic Subsidiary (as defined) to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as "Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a "mortgage") upon any Operating Property

(as defined) of the Company or any Domestic Subsidiary or any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Debt Securities equally and ratably with such Debt. The foregoing restriction does not apply to (i) mortgages on any property acquired, constructed or improved after July 1, 1987, which are created or assumed within 180 days after such acquisition, construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within such 180-day period) to secure or provide for the payment of the purchase price or cost thereof incurred after July 1, 1987, or mortgages existing on property at the time of its acquisition (including acquisition through merger or consolidation); (ii) mortgages on property of any corporation existing at the time it becomes a Domestic Subsidiary; (iii) mortgages to secure Debt of a Domestic Subsidiary to the Company or to another Domestic Subsidiary; (iv) mortgages in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages; or (v) mortgages for extending, renewing or replacing Debt secured by any mortgage referred to in the foregoing clauses (i) to (iv), inclusive, or in this clause (v) or any mortgages existing on the date of the Indenture. Such restriction does not apply to the issuance, assumption or guarantee by the Company or any Domestic Subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of the Company and its Domestic Subsidiaries (not including secured Debt permitted under the foregoing exceptions) and the Value (as defined) of Sale and Lease-back Transactions existing at such time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of Debt Securities or of certain long-term indebtedness or to the purchase of other Operating Property, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under clause (i) above), does not exceed the greater of $200,000,000 or 10% of Consolidated Net Tangible Assets (as defined). (Section 1007)

  RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS. Sale and Lease-back Transactions by the Company or any Domestic Subsidiary of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 36 months and except for leases between the Company and a Domestic Subsidiary or between Domestic Subsidiaries) unless the net proceeds of such Sale and Lease-back Transactions are at least equal to the fair value (as determined by the Board of Directors or the President or any Vice President of the Company) of the Operating Property to be leased and either (a) the Company or such Domestic Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased without securing the Debt Securities, pursuant to clause (i) under "Restrictions on Liens" or (b) the Value thereof would be an amount permitted under the last sentence under "Restrictions on Liens" or (c) the Company applies an amount equal to the fair value (as so determined) of such property (i) to the redemption or repurchase of Debt Securities, (ii) to the payment or other retirement of certain long-term indebtedness of the Company or a Domestic Subsidiary or (iii) to the purchase of Operating Property (other than that involved in such Sale and Lease-back Transaction). (Section 1008)

  DEFINITIONS. The term "Consolidated Net Tangible Assets" is defined to mean the total of all the assets appearing on the Consolidated Balance Sheets of the Company and its majority or wholly-owned subsidiaries less the following:
(1) current liabilities; (2) reserves for depreciation and other asset valuation reserves; (3) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and (4) appropriate adjustments on account of minority interests of other persons holding stock in any majority-owned subsidiary of the Company. (Section 101)

  The term "Domestic Subsidiary" is defined to mean any majority or wholly-owned subsidiary which owns an Operating Property. (Section 101)

  The term "Operating Property" is defined to mean any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by the Company or any Domestic Subsidiary and having a book value on the date as of which the determination is being made of more than 0.65% of Consolidated Net Tangible Assets. (Section 101)

  The term "Value" is defined to mean, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction or (2) the fair value in the opinion of the Board of Directors or the President or any Vice President of the Company of such property at the time of entering into such Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease. (Section 101)

  Other than the above-described covenants, there are no covenants or provisions contained in the Indenture which may afford Holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company. Any such covenant or provision relating to a particular series of Debt Securities will be described in the Prospectus Supplement relating thereto.

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any particular provisions relating to such Offered Debt Securities, including any additional restrictive covenants that may be included in the terms thereof.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series described in the Prospectus Supplement relating thereto. (Section 501)

  If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see "Modification and Waiver". Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

  The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 704)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any instalment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification for amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

  The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1012) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Security of that series or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, the Company, provided, however, that, (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture; (b) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing (provided, however, that a transaction will only be deemed to be in violation of this condition (b) as to any series of Debt Securities as to which such Event of Default or such event shall have occurred and be continuing); and (c) certain other conditions are met. (Article Eight)

DEFEASANCE PROVISIONS

  DEFEASANCE AND DISCHARGE. The Indenture provides that, if principal of and any interest on the Offered Debt Securities are denominated and payable in United States dollars, the Company will be discharged from any and all obligations in respect of the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, Government Obligations (as defined) or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any instalment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if there has been a change in applicable Federal law or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities; and such discharge will not be applicable to any Debt Securities then listed on the New York Stock Exchange if the provision would cause said Debt Securities to be de-listed as a result thereof. (Section 403) The term "Government Obligations" is defined to mean securities of the government which issued the currency in which the Debt Securities of such series are denominated or in which interest is payable or of government agencies backed by the full faith and credit of such government. (Section 101)

  DEFEASANCE OF CERTAIN COVENANTS. The terms of the Debt Securities also provide, if principal of and any interest on the Offered Debt Securities are denominated and payable in United States dollars, the Company with the option to omit to comply with certain restrictive covenants described in Sections 1007 and 1008 of the Indenture. The Company, in order to exercise such option, will be required to deposit with the Trustee money, Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any instalment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes. (Section 1011)

  If principal of or interest on the Offered Debt Securities is denominated or payable in a currency or currencies other than the United States dollar, the terms of the Offered Debt Securities will provide whether and under what terms and conditions the Company may be discharged from all obligations or omit to comply with certain restrictive covenants in respect of the Offered Debt Securities.

  DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture and the Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

REGARDING THE TRUSTEE

  Bankers Trust Company ("Bankers Trust") is trustee under the Indenture, pursuant to which certain debt securities of the Company are outstanding and pursuant to which the Debt Securities are to be issued. Bankers Trust is also trustee under the Company's Indenture dated as of July 1, 1985, pursuant to which certain debt securities of the Company are outstanding, and trustee of the Company's Master Investment Trust which, together with its component separate trusts, serves as the investment vehicle for several different defined benefit and defined contribution tax-qualified retirement plans maintained by the Company and its subsidiaries. Bankers Trust is a co-agent for the Company's revolving line of credit, acts as an agent for the issuance of the Company's commercial paper and provides cash management and other services for the Company in the normal course of its business. In addition, Bankers Trust has issued letters of credit, extended a line of credit and performs investment management services for a subsidiary of the Company.

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. The Company may also issue Debt Securities directly to other parties as evidence of the Company's debt obligations to such parties.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The Company may also offer and sell Debt Securities in exchange for securities of one or more of its outstanding issues of debt securities.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

  It has not been determined whether any series of the Debt Securities will be listed on a securities exchange. Underwriters may, but will not be obligated to, make a market in any series of Debt Securities. The Company cannot predict the activity of trading in, or liquidity of, any series of the Debt Securities.

                          VALIDITY OF DEBT SECURITIES

  Unless otherwise indicated in the Prospectus Supplement relating to the Offered Debt Securities, the validity of the Offered Debt Securities will be passed upon for the Company by Dorsey & Whitney P.L.L.P., 220 South Sixth Street, Minneapolis, Minnesota 55402, and for the underwriters or agents, as the case may be, by Sullivan & Cromwell, 250 Park Avenue, New York, New York 10177.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from SUPERVALU's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in auditing and accounting.

  With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for such interim periods and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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 NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUP-PLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CON-STITUTE AN OFFER TO SELL OR A SOLICITATION BY ANYONE IN ANY STATE IN WHICH
SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING
SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT
IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Description of Notes.......................................................  S-2
United States Taxation..................................................... S-19
Foreign Currency Risks..................................................... S-26
Supplemental Plan of Distribution.......................................... S-27
Validity of Notes.......................................................... S-28

                                  PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Capitalization.............................................................    4
Selected Consolidated Financial Information................................    5
Business...................................................................    6
Description of Debt Securities.............................................    9
Plan of Distribution.......................................................   15
Validity of Debt Securities................................................   15
Experts....................................................................   15

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                                 $400,000,000

                       [LOGO OF SUPERVALU APPEARS HERE]

                          MEDIUM-TERM NOTES, SERIES B

                              DUE FROM 9 MONTHS
                                 TO 30 YEARS
                                    FROM
                                DATE OF ISSUE



                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------


                             GOLDMAN, SACHS & CO.

                           BT SECURITIES CORPORATION

                           CITICORP SECURITIES, INC.

                          J.P. MORGAN SECURITIES INC.

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